Exhibit 99.1

NEXTNAV HOLDINGS, LLC

Condensed Consolidated Financial Statements as of September 30, 2021 and December 31, 2020, and for the three and nine months ended September 30, 2021 and 2020

NextNav Holdings, LLC

Index to Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	1-2
Condensed Consolidated Statements of Comprehensive Loss for the three and nine months ended September 30, 2021 and 2020 (unaudited)	3
Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit for the three and nine months ended September 30, 2021 and 2020 (unaudited)	4-5
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 (unaudited)	6
Notes to Condensed Consolidated Financial Statements (unaudited)	7-14

NEXTNAV HOLDINGS, LLC
Condensed Consolidated Balance Sheets

(In thousands, except share data)

	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,641	$8,669
Restricted cash	—	5,000
Commitment fee asset	—	610
Other current assets	8,417	3,791
Total current assets	$10,058	$18,070
Network under construction	16,821	16,828
Property and equipment, net of accumulated depreciation of $2,075 and $1,262 at September 30, 2021 and December 31, 2020, respectively	5,723	5,706
Intangible assets	4,106	4,144
Other assets	3,472	154
Total assets	$40,180	$44,902

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$1,793	$680
Accrued expenses and other current liabilities	5,019	3,561
Total current liabilities	6,812	4,241
Warrants	168,016	101,325
Senior secured loan facility	82,192	58,871
Other long-term liabilities	1,150	1,239
Total liabilities	$258,170	$165,676

Preferred Interests:
Class C Convertible Preferred Units, authorized 13,400,000 units; 13,361,628 units issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $11,879,116 at both September 30, 2021 and December 31, 2020	$11,879	$11,879
Class D Convertible Preferred Units, authorized 94,550,000 units; 71,338,498 units issued and outstanding at September 30, 2021 and December 31, 2020; aggregate liquidation preference of $371,555,921 and $357,724,977 at September 30, 2021 and December 31, 2020, respectively	371,556	357,725
Total preferred interests	$383,435	$369,604

NEXTNAV HOLDINGS, LLC
Condensed Consolidated Balance Sheets (CONTINUED)

(In thousands, except share data)

(Unaudited)

	As of
	September 30, 2021	December 31, 2020
	(unaudited)
Members’ deficit:
Class A Common Units, authorized 128,508,093 units; 10,766,604 units issued and outstanding at September 30, 2021 and December 31, 2020	$2	$2
Class B-1 Common Units, authorized 5,199,202 units; 5,162,816 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-2 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-3 Common Units, authorized 250,000 units; 250,000 units issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class B-4 Common Units, authorized 4,500,000 units; 4,483,971 issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	347	—
Accumulated deficit	(601,659)	(490,284)
Accumulated other comprehensive loss	(115)	(96)
Total members’ deficit	$(601,425)	$(490,378)
Total liabilities, preferred interests, and members’ deficit	$40,180	$44,902

See accompanying notes.

NEXTNAV HOLDINGS, LLC

Condensed CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$276	$200	$743	$463
Operating expenses:
Cost of goods sold (exclusive of depreciation and amortization)	2,068	1,252	11,668	5,233
Research and development	1,980	1,971	6,894	5,177
Selling, general and administrative	2,856	2,403	9,385	6,520
Depreciation and amortization	398	23	1,069	48
Total operating expenses	7,302	5,649	29,016	16,978
Operating loss	(7,026)	(5,449)	(28,273)	(16,515)
Other (expenses) income:
Interest expense	(3,041)	(2,659)	(8,899)	(7,247)
Change in fair value of warrants	(22,343)	1,293	(61,184)	554
Other (expenses) income, net	—	14	(69)	(181)
Loss before income taxes	(32,410)	(6,801)	(98,425)	(23,389)
Provision for income taxes	(11)	(13)	(40)	(25)
Net loss	$(32,421)	$(6,814)	$(98,465)	$(23,414)
Foreign currency translation adjustment	(19)	14	(19)	(18)
Comprehensive loss	$(32,440)	$(6,800)	$(98,484)	$(23,432)

Net loss	$(32,421)	$(6,814)	$(98,465)	$(23,414)
Change in redemption value of preferred interests	—	(8,426)	(13,831)	(24,625)
Net loss attributable to common unit holders	$(32,421)	$(15,240)	$(112,296)	$(48,039)
Weighted average units outstanding – basic and diluted	20,592	16,021	20,526	15,978
Net loss attributable to common unit holder per unit – basic and diluted	$(1.57)	$(0.95)	$(5.47)	$(3.01)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Condensed CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT

(In thousands, except units data)

(Unaudited)

Nine Months Ended September 30, 2021

	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Members’
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value	Capital	Deficit	(Loss)	Deficit
Balance, December 31, 2020	13,361,628	$11,879	71,338,498	$357,725	$369,604	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(490,284)	$(96)	$(490,378)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	363	—	—	363
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	232	—	—	232
Change in Redemption Value	—	—	—	8,188	8,188	—	—	—	—	—	—	—	—	—	—	(595)	(7,593)	—	(8,188)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(27,068)	—	(27,068)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1)	(1)
Balance, March 31, 2021	13,361,628	$11,879	71,338,498	$365,913	$377,792	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(524,945)	$(97)	$(525,040)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	325	—	—	325
Change in Redemption Value	—	—	—	5,643	5,643	—	—	—	—	—	—	—	—	—	—	(325)	(5,318)	—	(5,643)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,975)	—	(38,975)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1	1
Balance, June 30, 2021	13,361,628	$11,879	71,338,498	$371,556	$383,435	10,753,375	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$—	$(569,238)	$(96)	$(569,332)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	345	—	—	345
Exercise of Common Unit Options	—	—	—	—	—	13,229	—	—	—	—	—	—	—	—	—	2	—	—	2
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,421)	—	(32,421)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(19)	(19)
Balance, September 30, 2021	13,361,628	$11,879	71,338,498	$371,556	$383,435	10,766,604	$2	5,162,816	$—	250,000	$—	250,000	$—	4,483,971	$—	$347	$(601,659)	$(115)	$(601,425)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Condensed CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED INTERESTS AND MEMBERS’ DEFICIT (CONTINUED)

(In thousands, except units data)

(Unaudited)

Nine Months Ended September 30, 2020

	Redeemable Class C Convertible Preferred Units		Redeemable Class D Convertible Preferred Units		Total Preferred Interests	Class A Common Units		Class B-1 Common Units		Class B-2 Common Units		Class B-3 Common Units		Class B-4 Common Units		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Members’
	Units	Value	Units	Value	Value	Units	Value	Units	Value	Units	Value	Units	Value	Units	Value	Capital	Deficit	(Loss)	Deficit
Balance, December 31, 2019	13,361,628	$11,360	71,338,498	$325,172	$336,532	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(327,272)	$(84)	$(327,356)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	22	—	—	22
Issuance of common warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	31	—	—	31
Change in Redemption Value	—	216	—	$7,749	$7,965	—	—	—	—	—	—	—	—	—	—	(53)	(7,912)	—	(7,965)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,113)	—	(7,113)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32)	(32)
Balance, March 31, 2020	13,361,628	$11,576	71,338,498	$332,921	$344,497	10,741,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(342,297)	$(116)	$(342,413)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16	—	—	16
Exercise of Common Unit options	—	—	—	—	—	2,000	—	—	—	—	—	—	—	—	—	—	—	—
Change in Redemption Value	—	217	—	8,017	8,234	—	—	—	—	—	—	—	—	—	—	(16)	(8,218)	—	(8,234)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,486)	—	(9,486)
Balance, June 30, 2020	13,361,628	$11,793	71,338,498	$340,938	$352,731	10,743,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(360,001)	$(116)	$(360,117)
Equity-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15	—	—	15
Change in Redemption Value	—	86	—	8,340	8,426	—	—	—	—	—	—	—	—	—	—	(15)	(8,411)	—	(8,426)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,814)	—	(6,814)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	14	14
Balance, September 30, 2020	13,361,628	$11,879	71,338,498	$349,278	$361,157	10,743,375	$1	5,174,897	$—	250,000	$—	250,000	$—	—	$—	$—	$(375,226)	$(102)	$(375,328)

See accompanying notes.

NEXTNAV HOLDINGS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30
	2021	2020
Operating activities
Net loss	$(98,465)	$(23,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,069	48
Equity-based compensation	1,033	53
Change in fair value of warrant liability	61,184	(554)
Fixed asset write-off	66	—
Issuance of warrants for rent expense	5,504	—
Asset retirement obligation accretion	56	53
Amortization of debt issuance costs and discount	671	473
Accrued payment in kind (PIK) interest on debt	4,231	2,438
Changes in operating assets and liabilities:
Other current assets	(4,074)	1,937
Other assets	(3,276)	(40)
Accounts payable	1,148	153
Accrued expenses and other liabilities	1,424	18
Net cash used in operating activities	(29,429)	(18,835)

Investing activities
Capitalization of costs and purchases of network assets, property, and equipment	(857)	(5,701)
Purchase of internal use software	(197)	(21)
Net cash used in investing activities	(1,054)	(5,722)

Financing activities
Proceeds from senior secured loan	18,467	35,215
Senior secured loan issuance costs	—	(5,378)
Proceeds from issuance of Class A Common Units	2	—
Net cash provided by financing activities	18,469	29,837

Effect of exchange rates on cash and cash equivalents and restricted cash	(14)	(1)

Net (decrease) increase in cash and cash equivalents and restricted cash	(12,028)	5,279
Cash, cash equivalents and restricted cash at beginning of period	13,669	14,481
Cash, cash equivalents and restricted cash at end of period	$1,641	$19,760

Supplemental cash flow information
Capital expenditures included in Accounts payable	$112	$128
Non-cash financing information
Issuance of Warrants	$5,504	$—

See accompanying notes.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

1. Organization and Business

Principal Business

NextNav Holdings, LLC and its consolidated subsidiaries, (collectively “NextNav” or the “Company”) was formed as a limited liability company under the laws of the state of Delaware on December 5, 2007 and is headquartered in McLean, Virginia. NextNav shall continue in existence until written agreement of (i) the Company’s Board of Directors, (ii) the members holding a majority of the Common Units (as defined below), and (iii) the members holding a majority of the Preferred Units (as defined below) to dissolve, or through judicial dissolution. The rights and obligations of the members are contained in the Company’s Eighth Amended and Restated Operating Agreement dated October 2021 (the “Operating Agreement”) and amendments thereof.

NextNav delivers next generation positioning, navigation and timing (“PNT”) solutions through network-based solutions, including the Pinnacle system. The Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. The TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS through a network of specialized wide area location transmitters that broadcasts an encrypted PNT signal on a licensed 900 MHz spectrum.

NextNav has devoted substantially all of its efforts to date to planning and organization, the development of its network, ongoing research and development programs, and securing adequate capital for anticipated operations. Since its inception, NextNav has incurred recurring losses and generated negative cash flows from operations and has primarily relied upon debt and equity financings to fund its cash requirements.

As discussed in the Current Report on Form 8-K, Amendment number 1 to the Current Report on Form 8-K and Amendment number 2 to the Current Report on Form 8-K, filed on October 28, 2021, October 28, 2021 and October 29, 2021, respectively, with the Securities and Exchange Commission (the “SEC”) by Spartacus Acquisition Shelf Corp. (now known as “NextNav Inc.”) (the “Shelf”), Spartacus Acquisition Corporation (“Spartacus”) and the Shelf announced that the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2021 (the “Merger Agreement”), by and among the Company, Spartacus, and the Shelf, and the other parties thereto, were consummated (the “Business Combination”). Refer to Footnote 9 – Subsequent Events for further detail.

As of September 30, 2021, NextNav had authorized 300,050,000 units (“Units”). Of the authorized units, 107,950,000 are designated as preferred, of which 13,400,000 are designated as Class C Redeemable Preferred Units and 94,550,000 are designated as Class D Redeemable Preferred Units (collectively, the “Preferred Units”). The remaining 192,100,000 authorized units are designated as common units (“Common Units”), par value $0.0001, of which 128,508,093 are designated as Class A-1 Common Units, 5,199,202 are designated as Class B-1 Common Units, 250,000 are designated as Class B-2 Common Units, 250,000 are designated as Class B-3 Common Units, and 4,500,000 are designated as Class B-4 Common Units. The remainder of the Common Units (53,392,705) may be further designated as separate classes and series of Common Units by the NextNav board of directors (the “Board”) at its discretion.

Summary of Significant Accounting Policies

The accompanying Condensed Consolidated Balance Sheet as of September 30, 2021, Condensed Consolidated Statements of Comprehensive Loss for the three and nine months ended September 30, 2021 and 2020, and the Condensed Consolidated Statements of Changes in Preferred Interests and Members’ Deficit and Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2021 and 2020 are unaudited. These unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete annual financial statements. These financial statements should be read in conjunction with the audited financial statements and the accompanying notes for the year ended December 31, 2020. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management reflect all adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of September 30, 2021, its results of operations for the three and nine months ended September 30, 2021 and 2020, and changes in its preferred interests and members’ deficit and cash flows for the nine months ended September 30, 2021 and 2020. The December 31, 2020 balance sheet included herein was derived from audited financial statements but does not include all disclosures including notes required by GAAP for complete annual financial statements.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

Revenue

As of September 30, 2021, revenues expected to be recognized in the future related to performance obligations that are unsatisfied for non-cancellable contracts is $0.1 million. The Company expects to recognize this revenue by the third quarter of 2022.

Equity-Based Compensation

NextNav incurs equity-based compensation pursuant to units issued to employees and service providers under the 2011 Units Option and Profits Interest Plan, amended in 2020. Measurement of equity-based compensation with employees is based on the estimated grant date fair value of the equity instruments issued. NextNav recognizes equity-based compensation on a straight-line basis over the requisite service period of the grant, which is generally equal to the vesting period. NextNav accounts for forfeitures as they occur.

As part of determining the fair value of NextNav’s outstanding securities and stock-based compensation in the prior year, the Company relied on an Option Pricing Model (“OPM”) to determine the fair value of NextNav’s equity as of the reporting date. Given the increased potential of a merger transaction, the Company changed its equity allocation methodology from an OPM to a Probability Weighted Expected Return Method (“PWERM”) during the first quarter of 2021. The PWERM estimates the value of the Company’s outstanding equity securities based upon an analysis of future values of a company, assuming various future liquidity event outcomes. Each unit’s value is based upon the probability-weighted present value of these expected outcomes, as well as the rights of each equity class. As of September 30, 2021, the Company utilized the PWERM to capture the discrete probabilities and values of the Company’s equity securities under the identified scenarios.

The following details the amount of stock-based compensation included in cost of goods sold, research and development, and selling, general and administrative expenses (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of goods sold	$81	$—	$134	$—
Research and development	136	—	409	—
Selling, general and administrative	128	15	490	53
	$345	$15	$1,033	$53

Basic and diluted net loss per common unit

Basic loss per unit (“EPU”) excludes dilution for common unit equivalents and is computed by dividing net loss available to common unit holders by the weighted-average number of common units outstanding for the period. Diluted EPU is based on the weighted-average number of units of common stock outstanding during each period, adjusted for the effect of dilutive common unit equivalents.

Restricted units are included in the computation of basic EPU as they vest and are included in diluted EPU, to the extent they are dilutive, determined using the treasury stock method.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

The following details the determination of the diluted weighted average shares (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator
Net Loss	$(32,421)	$(6,814)	$(98,465)	$(23,414)
Less: Change in redemption value of preferred interests	—	(8,426)	(13,831)	(24,625)
Net Loss attributable to common unit holders	$(32,421)	$(15,240)	$(112,296)	$(48,039)

Denominator
Weighted average units outstanding – basic and diluted	20,592	16,021	20,526	15,978
Net loss attributable to common unit holder per unit – basic and diluted	$(1.57)	$(0.95)	$(5.47)	$(3.01)

The following details anti-dilutive unvested restricted units, as well as the anti-dilutive effects of warrants, stock options and preferred units outstanding (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Antidilutive Units Excluded:	2021	2020	2021	2020
Warrants	62,373	53,209	62,373	53,209
Options	2,440	1,966	2,440	1,966
Restricted Stock Units	285	359	285	359
Preferred Units	84,700	84,700	84,700	84,700

2. Debt

In December 2019, NextNav entered into the Fortress Financing Agreement (“Financing Agreement”) under which NextNav may borrow up to $100.0 million through a senior secured loan facility. An amendment to the Financing Agreement (“First Amendment”) was entered into in January 2020, under which, related party investors were added as new lenders bringing the total commitment under the Financing Agreement from $100.0 million to $105.3 million, $65.0 million of which is available to fund operations of NextNav with the rest available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs, cash interest and paid-in-kind (“PIK”) interest.

In June 2021, NextNav entered into a second amendment (“Second Amendment”) to the Financing Agreement. Under the terms of the Second Amendment, the amount available to fund the operations of NextNav was increased from $65.0 million to $80.0 million, with the remainder available to fund costs incurred pursuant to the Financing Agreement, including legal and advisor costs and cash interest. The total amount committed under the Financing Agreement is unchanged at $105.3 million.

In connection with the consummation of the Business Combination, the Company fully paid off the outstanding loan facility. Refer to Footnote 9 – Subsequent Events for further detail.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

Debt consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Senior secured loan, principal	$85,987	$63,964
Senior secured loan, paid-in-kind interest	4,231	3,554
Less unamortized discount and debt issuance costs	(8,026)	(8,647)
	$82,192	$58,871

Interest expense for the three months ended September 30, 2021 and 2020 was $2.7 million and $2.5 million, respectively, and $8.2 million and $6.7 million for the nine months ended September 30, 2021 and 2020, respectively.

Total amortized debt issuance costs is included in interest expense on the Condensed Consolidated Statements of Comprehensive Loss. For the three months ended September 30, 2021 and 2020 total amortized debt issuance costs was $0.3 million and $0.2 million, respectively. For the nine months ended September 30, 2021 and 2020, total amortized debt issuance costs were $0.7 million and $0.5 million, respectively.

The fair value of the loan, which is designated as Level 3 in the fair value hierarchy, was $80.7 million and $59.1 million at September 30, 2021 and December 31, 2020, respectively.

3. Warrants and Warrant Liability

NextNav issued warrants to purchase 2,603,771 Class A Common Units at $0.01 per unit in January 2020 in connection with the amendment to Financing Agreement (the “Financing Warrants”). 25% of the units underlying the warrants may be repurchased by NextNav for $1 in total upon meeting all of its obligations and termination of all lender commitments under the terms of the Financing Agreement prior to the end of the term. Another 25% of the underlying warrants may be cancelled if NextNav repays 150% of the loan balance under the Financing Agreement. Warrants to purchase 2,135,092 units were issued in January 2020. These units were recorded as a liability with a fair value of $0.2 million at issuance. Warrants to purchase 468,679 units issued in January 2020 are recorded as a capital contribution. Refer to Footnote 9 – Subsequent Events for further detail related to the Financing Warrants upon consummation of the Business Combination.

In June 2021, NextNav entered into an amendment to the warrant agreement (“Vendor Warrants”) with AT&T Services, Inc. and certain of its affiliates (“AT&T”). The amendment provided that the unvested Vendor Warrants due to AT&T will vest upon the earlier of: (i) the achievement of certain milestones, as outlined in the agreement; or (ii) a capital transaction. Prior to the amendment, the vesting condition for the unvested Vendor Warrants were only upon the achievement of certain milestones.

In connection with the consummation of the Business Combination, the vesting condition for the Vendor Warrants was met. Upon vesting, AT&T immediately elected to exchange its Vendor Warrants for a public company warrant in the Shelf. Refer to Footnote 9 – Subsequent Events for further detail.

4. Fair Value

NextNav uses observable and unobservable inputs to value fair value instruments. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities

●	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

●	Level 3 — No observable pricing inputs in the market

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. NextNav’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. NextNav effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.

The following table presents the Company’s fair value hierarchy for its financial instruments measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3	Total
September 30, 2021:
Warrants	—	—	$168,016	$168,016
December 31, 2020:
Warrants	—	—	$101,325	$101,325

The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due to their short-term nature.

Assets, liabilities, and equity instruments that are measured at fair value on a nonrecurring basis include fixed assets, intangible assets, and certain equity instruments. The Company recognizes these items at fair value when they are considered to be impaired or upon initial recognition. The fair value of these assets and liabilities are determined with valuation techniques using the best information available and may include quoted market prices, market comparables and discounted cash flow models.

Level 3 Liabilities:

The fair value of warrants issued to customers and in connection with financing activities are measured quarterly using unobservable inputs, the most significant of which is the underlying value of NextNav’s equity value. The Company engaged a third-party valuation firm to assist with the fair value analysis of the warrants. The analysis used commonly accepted valuation methodologies and best practices to determine the fair value of the equity, in accordance with fair value standards and U.S. GAAP, NextNav’s equity is allocated to the outstanding warrants based on the OPM used to determine the fair value at each reporting date.

As of September 30, 2021, the fair value of the warrants was estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using the PWERM and option-pricing model, estimating the probability-weighted value across multiple scenarios. Discrete future outcomes considered under the PWERM include an acquisition of the Company, as well as continued operation as a private company. The significant unobservable inputs into the valuation model include the timing and probability of occurrence of these discrete future outcomes and a discount for the lack of marketability.

As of December 31, 2020, the fair value of the warrants were estimated using the Black-Scholes option-pricing model. The equity value of the Company used within the Black-Scholes option-pricing model was estimated using discounted cash flow and guideline public company methodologies, while using an option-pricing model to estimate the allocation of value. The Company used the following assumptions within the model:

	September 30, 2021	December 31, 2020
Discount for lack of marketability	14.0% - 37.0%	10.0%
Equity value	$727,808,000 - $736,000,000	$525,034,000
Expected volatility	45.5% - 62.2%	59.50%
Dividend rate	—	—
Expected term (in years)	0.58 – 2.50	3.00
Risk-free interest rate	0.04%-0.5%	0.17%

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured at fair value using significant unobservable inputs (Level 3).

Warrants:	(in thousands)
Balance as of December 31, 2020	$101,325
Vesting of Vendor Warrants	5,504
Fair value adjustment for Vendor Warrants	(11,930)
Fair value adjustment for Financing Warrants	73,117
Balance as of September 30, 2021	$168,016

5. Common Units and Convertible Preferred Units

Upon a liquidation event, in the absence of a conversion of the Class C and Class D Redeemable Preferred Units into Common Units, distributions are to be made in the following order of priority: the cumulative preferred return on the Class D Redeemable Preferred Units; the Class D and Class B-4 Common Units Preference Amount; the cumulative preferred return on the Class C Redeemable Preferred Units; the Class C Units Preference Amount; and, finally, proportionately to the holders of the Common Units (both Class A and B). Holders of the Class B Units will receive distributions only if the per-unit value exceeds the stated distribution hurdle for the Class B Units. If the Preferred Units have converted to Common Units, distributions will be made proportionately to the holders of Common Units with the exception that, for the Class B Units, the per-unit price must exceed the stated distribution hurdle. The Senior Secured Debt Warrant Holder and AT&T are entitled to participate on a pari passu and on an as-exercised basis with respect to the distributions made to any of the holders of the Preferred Units and Common Units irrespective of any preference.

Rights of the Preferred Units

Cumulative Preferred Return — Class C Redeemable Preferred Units and Class D Redeemable Preferred Units are entitled to cumulative preferred return whether or not declared at an annual rate of 8% and 10%, respectively. As of September 30, 2021 and 2020, the Class C Preferred Units had cumulative undeclared preferred returns of $6.0 million. As of September 30, 2021 and 2020, the Class D Redeemable Preferred Units had cumulative undeclared preferred returns of $160.0 million and $137.7 million, respectively. As of June 30, 2021 the maximum accrued preferred return on the Class D Redeemable Preferred Units and the Class C Redeemable Preferred Units was achieved and accordingly no preferred return was accrued for in the third quarter of 2021.

Conversion — Preferred Units are convertible to Class A Common Units at any time at the option of the holder based on a stated conversion ratio. The initial conversion ratio is one Preferred Unit for one Class A Common Unit. The conversion ratio is subject to certain adjustments as defined in NextNav’s Operating Agreement. Preferred Units will automatically convert into Class A Common Units upon (i) in the case of the Class D Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class D Redeemable Preferred Units or (ii) in the case of the Class C Redeemable Preferred Units, the affirmative election of the holders of 66 2/3% of the outstanding Class C Redeemable Preferred Units or (iii) a Public Offering (as defined in the Operating Agreement) where gross proceeds are at least $75.0 million.

Voting — The holders of Preferred Units are entitled to the number of votes equal to the number of Common Units into which the shares of Preferred Units held by each holder are then convertible. In addition, certain actions require the affirmative approval of 66 2/3% of Class C Redeemable Preferred Units and Class D Redeemable Preferred Units (each voting as a separate class), including liquidation or dissolution of NextNav, creation of a senior class of units, payment of preferred return, increasing the authorized number of Common Units or Preferred Units, or amendment of NextNav’s operating agreement.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

Redemption — The Class C Redeemable Preferred Units are redeemable by NextNav, at the request of the majority of the then-outstanding Class C Redeemable Preferred Unit holders, over a three-year period commencing on or after the date upon which no Class D Redeemable Preferred Units are outstanding, at a per unit price of $0.44, plus any accrued and unpaid preferred return, whether or not declared. The Class D Redeemable Preferred Units are redeemable by NextNav, at the request of the holders of 66 2/3% of the then-outstanding Class D Redeemable Preferred Unit holders, over a three-year period commencing on or after September 1, 2021, at a per unit price of $2.13 for units issued in 2012, $2.56 for units issued in 2014, $2.89 for units issued in September 2016, and $5.78 and $11.56 for units issued in December 2019, plus any accrued and unpaid preferred return, whether or not declared.

Given the redemption rights contained within the Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units, NextNav accounts for the outstanding Preferred Units as temporary equity in the Condensed Consolidated Balance Sheets. Class C Redeemable Preferred Units and the Class D Redeemable Preferred Units are initially recorded at fair value, net of transaction costs, at issuance. At each reporting period, the carrying amount is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date based on the conditions that exist as of that date. The recorded redemption value of the Preferred Units includes accrued but unpaid dividends. At September 30, 2021 and December 31, 2020, the redemption value of the Class C Redeemable Preferred Units was $11.9 million, and the redemption value of the Class D Redeemable Preferred Units were $371.6 million and $357.7 million, respectively.

6. Other current assets

As of September 30, 2021 and December 31, 2020, Other current assets consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Deferred transaction costs	$6,542	$—
Prepaid rent	1,105	3,511
Other	770	280
	$8,417	$3,791

7. Accrued expenses and other current liabilities

As of September 30, 2021 and December 31, 2020, Accrued expenses and other current liabilities consists of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued legal and professional services	$2,216	$968
Accrued salary and other employee liabilities	1,271	1,327
Accrued cash interest and unfunded fees	1,236	1,068
Other accrued liabilities	296	198
	$5,019	$3,561

8. Contingencies

In the normal course of business, NextNav may be involved in lawsuits, claims, and administrative proceedings. Management believes any liability or loss associated with such matters, either individually or in the aggregate, will not materially affect NextNav’s consolidated results of operations or financial position.

NEXTNAV HOLDINGS, LLC
Notes to CONDENSED Consolidated Financial Statements

(Unaudited)

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were available to be issued:

On October 28, 2021, the Shelf and Spartacus announced that the previously announced transactions contemplated by the Merger Agreement were consummated and accordingly, the Shelf filed a Current Report on Form 8-K, on October 28, 2021, as amended by the Current Reports on Form 8-K/A, filed on October 28, 2021 and October 29, 2021, with the SEC disclosing the effect of the consummated Business Combination (the “Business Combination Filings”). In connection with the Transactions (as defined below), the Shelf changed its name to “NextNav Inc.” The ticker symbols for NextNav Inc.’s common stock and warrants on The Nasdaq Capital Market are “NN” and “NNAVW,” respectively.

As disclosed in the Business Combination Filings, as a result of the Business Combination and the related transactions (the “Transactions”), the Company and its various operating subsidiaries became wholly owned subsidiaries of NextNav Inc., with the equity holders of the Company and Spartacus’ stockholders becoming stockholders in NextNav Inc.

While the legal acquirer in the Business Combination is Spartacus, for financial accounting and reporting purposes under GAAP the Company is deemed to be the accounting acquirer, with the Business Combination being accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of NextNav Inc. will represent the continuation of the financial statements of the Company in many respects. Under this method of accounting, Spartacus will be treated as the “acquired” company for financial reporting purposes.

Immediately after the consummation of the Business Combination, NextNav Inc.’s cash balance increased by approximately $104.2 million, predominantly derived from the PIPE Financing (defined below) and the cash from Spartacus’ trust account, after giving effect to the redemption of Spartacus’ public shares, transaction fees and fully paying off the Company’s debt facility (as further discussed below). Immediately before the closing of the Business Combination, Spartacus issued and sold in a private placement an aggregate of 20.5 million shares of its Class A common stock at $10.00 per share (the “PIPE Financing”).

Pursuant to the Merger Agreement, the aggregate consideration paid in the Transactions to the Company’s equity holders consisted of 67,419,627 shares of NextNav Inc.’s common stock, a warrant to purchase 4,320,133 shares of NextNav Inc.’s common stock, and options for units in the Company were converted by their terms into options to purchase 1,968,861 shares of NextNav Inc.’s common stock.

Upon consummation of the Business Combination, AT&T elected to exchange its Vendor Warrants in the Company for a new warrant to purchase 4,320,133 shares of common stock in NextNav Inc. at an exercise price of $0.01 (the “Public Warrant”), and the outstanding Financing Warrants were exercised by the holders and immediately converted to common stock in NextNav Inc.

In connection with the Business Combination, the Company used a portion of the post Business Combination proceeds to pay the outstanding balance at October 28, 2021 of $96.8 million on the Financing Agreement, which represented the full outstanding principal, accrued cash interest and PIK interest, and other applicable fees.